UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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Fisher Communications, Inc.

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FrontFour Capital Fails to Distinguish Fact from Fiction at Fisher Communications as Hedge Fund

Attempts to Seize Control of Board of Directors

Leading Proxy Advisory Firms Urge Shareholders to Support Fisher’s Highly Qualified Board Nominees

SEATTLE, WA – May 6, 2011 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today issued an open letter to all Fisher shareholders in connection with the Company’s Annual Meeting of Shareholders on May 11, 2011 in Seattle, Washington.

May 6, 2011

Dear Shareholder:

With Fisher Communications’ May 11th annual meeting only days away, and David Lorber and FrontFour Capital, a Connecticut-based hedge fund, attempting to take control of your Company, your vote is more important than ever. By voting the WHITE proxy card and supporting Fisher’s four highly qualified nominees, you can prevent FrontFour from taking over control of your Company. As an event-driven hedge fund, FrontFour is solely focused on a transaction – or an “event” – at Fisher. Despite all of its statements during the past weeks to the contrary, this contest has always been about control of Fisher, and FrontFour is running a fullslate of directors without offering you, the shareholders, any control premium.

DAVID LORBER AND FRONTFOUR CONTINUE TO MAKE UNSUPPORTED ACCUSATIONS IN

THEIR QUEST TO MISLEAD YOU

It is unfortunate that a sitting director, Mr. Lorber, continues to make wholly unsupported accusations against the Company and his fellow directors. Mr. Lorber and FrontFour have demonstrated that they will say and do anything in an attempt to mislead you into voting their proxy card. In addition, by engaging in this process, FrontFour has also displayed a complete lack of respect for you, its fellow shareholders. Here are just a few examples of FrontFour’s efforts to mislead other Fisher shareholders:

FRONTFOUR’S FICTION: FrontFour claims it has never said that a sale of the Company is the best way to maximize stockholder value.

THE TRUTH: In its January press release announcing a slate of four candidates, FrontFour said it is their belief that “shareholders’ interests are best served by conducting a robust and impartial auction process for the sale of the Company, including retaining a financial advisor with a clear mandate to engage all strategic and financial buyers in a transaction that maximizes value.”

FRONTFOUR’S FICTION: It has repeatedly tried to scare Fisher shareholders into thinking the Board is about to embark on an acquisition spree.

THE TRUTH: The Company has not been an active acquirer in recent years. In fact, Fisher’s last notable corporate or station acquisition was announced almost four years ago in 2007. As Mr. Lorber surely knows having attended past Fisher board meetings, the Fisher Board has no imminent plans to begin an acquisition spree.

FRONTFOUR’S FICTION: FrontFour criticized the Board for not declassifying itself after shareholders passed a non-binding proposal in 2009.

THE TRUTH: Mr. Lorber – as a sitting director on the Fisher Board – joined his fellow directors at a December 2009 meeting and cast his vote against declassification, a vote he now conveniently claims he didn’t believe in. Even leading proxy advisory services Institutional Shareholder Services (“ISS”) and Glass-Lewis & Co. (“Glass-Lewis”) – which are neutral third parties – recognized the hypocrisy of FrontFour’s criticisms and Mr. Lorber’s questionable judgment as a Fisher director in their recent respective reports:

“The Dissident counters … by stating that Mr. Lorber ‘only reluctantly agreed’ to vote down declassification after it became clear the proposal ‘would otherwise be voted down by the board’. Based on this disclosure, Mr. Lorber appears more concerned with averting rifts with other board members than with strongly representing FrontFour’s purported stance that staggered boards should always be declassified.” – Glass-Lewis

“This may be the world’s most tortured definition of “director independence”—casting one’s vote in the way that will solidify one’s place in the pack, rather than in the way one has represented to other shareholders— particularly by sponsoring the proposal in the first place—one will act.” - ISS

FRONTFOUR’S FICTION: FrontFour insists that it is not seeking control.

THE TRUTH: Fisher has a nine-person Board, which Mr. Lorber is already on. With the election of his four candidates, FrontFour would have five of the nine board seats. This would give it control of Fisher’s Board of Directors.

FRONTFOUR’S FICTION: It has criticized the Board for what it claims is a failure to control costs.

THE TRUTH: As a sitting director, Mr. Lorber has never voted against any Company operating budget, nor has he formally proposed any specific cost-cutting initiatives. Through its actions to try to take control of the Board in this proxy contest, FrontFour has in fact created significant additional costs for the Company. On top of that, FrontFour has informed the Company it intends to bill Fisher for all expenses associated with this campaign – without asking the rest of the shareholders for approval.

Having witnessed these fabricated arguments, we ask that all shareholders seriously consider the consequences of ceding control of the Board to FrontFour. They have demonstrated they will say or do whatever is necessary, including misleading the other shareholders, in order to make a quick buck for themselves.

ISS AND GLASS-LEWIS SEE THROUGH FRONTFOUR’S INCONSISTENT, BASELESS AND

MISLEADING STATEMENTS AND RECOMMEND ALL OF FISHER’S NOMINEES

Both ISS and Glass-Lewis recently rejected all of FrontFour’s candidates and recommended that shareholders instead elect all of Fisher’s highly qualified nominees. They also raised questions about FrontFour’s misleading arguments and the firm’s nominees’ lack of experience, as detailed below.

On the Lack of Merits of FrontFour’s Financial and Operational Arguments

“Less convincing are the Dissident’s financial arguments, which appear largely unsupported by any notion of context or comparison.” – Glass-Lewis

“In full consideration of the presented arguments, we find little cause to support the Dissident’s solicitation. [FrontFour’s] financial arguments are largely absolute, failing to provide relative measures by which shareholders can fully and fairly assess Fisher’s purportedly lamentable performance. By contrast, our analyses of Fisher’s performance since the appointment of Ms. Brown suggest the Company has generally weathered a broader market downturn in more favorable condition than certain of its broadcasting peers.” – Glass-Lewis

“…We do not find any evidence to support the dissident’s assertions the board has been in effective in its oversight of management or misguided in its strategic vision. The company’s progress on its strategic plan—including not just strengthening broadcast competitiveness to give it additional pricing power, but expanding into adjacencies through its internet strategy, improving revenue mix, controlling cost and driving continual improvement in leading metrics—strongly suggests that the incumbent board, rather than the dissidents, has a better strategy for delivering shareholder value.” – ISS

On the Lack of Relevant Experience of FrontFour’s Nominees:

“…We fail to see how these items serve as ample cause to support the Dissident nominees, one of which is currently employed by FrontFour, and none of which has any relevant broadcast experience.” – Glass-Lewis

“With respect to relevant board experience, we question the value shareholders may reasonably expect to derive from the Dissident candidates.” – Glass-Lewis

DAVID LORBER AND FRONTFOUR’S “OPERATING PLAN” INCLUDES IDEAS THAT ARE

REDUNDANT WITH THE COMPANY’S EXISTING STRATEGY

In their most recent letter, Mr. Lorber and FrontFour presented an operating plan for the Company, which was only pulled together at the last minute of this proxy contest in response to questions from informed shareholders. Their so-called “operating plan” is redundant with Fisher’s existing strategy. As Mr. Lorber should know from attending past Fisher board meetings, the Company has already implemented shared services and automated its news production.

In addition, Mr. Lorber’s and FrontFour’s half-baked idea of “optimizing” Fisher Plaza would hinder the Company’s ability to sell the Plaza. Were the Company to free up more than 120,000 square feet (or over 40% of leasable space) by removing its operations, it would be nearly impossible to market the Plaza for sale for the valuation we expect. This too has been well discussed. In fact, in 2008, bidders for the Plaza soundly rejected the idea of purchasing the building with more than 40% of the building empty.

WE URGE ALL SHAREHOLDERS TO VOTE FOR FISHER’S NOMINEES

BY VOTING THE WHITE PROXY CARD TODAY

We highly recommend that you follow the recommendations of ISS and Glass-Lewis and vote the WHITE proxy card for all Fisher nominees. Do not allow FrontFour to steal your Company away from you under the guise of having an “operating plan,” as its only true plan is to sell the Company for its own short-term gain.

You can vote your shares by signing, dating and returning the WHITE proxy card, or you may vote via telephone or over the internet to ensure that your votes are received in time. If your shares are held in the name of a broker or bank, please follow the instructions provided. Even if you have already voted on the green proxy card supplied by FrontFour, you can still support the Board by voting the WHITE proxy card today. YOUR LATEST DATED PROXY IS THE ONE THAT COUNTS!

Thank you for your continued support.

Sincerely,

Paul A. Bible	Richard L. Hawley
Colleen B. Brown	Brian P. McAndrews
Anthony B. Cassara	George F. Warren, Jr.
Donald G. Graham, III	William W. Warren, Jr.
Michael D. Wortsman

About Fisher Communications, Inc.

Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher operates 13 full power television stations and 7 low power television stations which include network affiliations with ABC, CBS, FOX, Univision and CW that reach 3.5% of U.S. television households, and 10 radio stations targeting a full range of audience demographics. Fisher Interactive Network, its online division, produces more than 125 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company also owns and operates Fisher Plaza, a 300,000 square foot media, telecommunications, and data center facility located near downtown Seattle. The Company is headquartered in Seattle, WA. For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “intends,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2010, which we filed with the SEC on March 8, 2011.

Media Contact:

Sard Verbinnen & Co

Paul Kranhold / Ron Low / David Isaacs

(415) 618-8750

Investor Contacts:

Fisher Communications, Inc.

Hassan Natha

Vice President and Chief Financial Officer

(206) 404-6738

Georgeson

Donna M. Ackerly

Senior Managing Director – Corporate Proxy

(212) 440-9837